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                                                                    EXHIBIT 99.1

[PERCEPTRON LOGO]

47827 Halyard Drive
Plymouth, Michigan 48170
Phone 734-414-6100 o Fax 734-414-4700

Contact: John J. Garber
Vice President Finance & CFO
734 414-6100



           PERCEPTRON ANNOUNCES FIRST QUARTER RESULTS FOR FISCAL 2004

PLYMOUTH, MICHIGAN, NOVEMBER 6, 2003 - PERCEPTRON, INC. (NASDAQ: PRCP) today announced sales of $12.3 million and net income of $1.0 million or $0.12 per share, for the first quarter ended September 30, 2003, compared with sales from continuing operations of $10.8 million and net income of $287,000, or $0.03 per share, for the quarter ended September 30, 2002.

Sales were approximately $1.5 million, or 14%, higher than the same period last year due to higher sales in the Company's European subsidiary. The sales increase in Europe resulted from higher AutoGauge(R) product line sales and the strong Euro.

Operating income was approximately $1.0 million better than the same period one year ago due to higher gross profit related to the incremental sales increase and the favorable effect of the strong Euro on gross margins. Selling, general, and administrative and research and development expenses were slightly lower than the first quarter of fiscal 2003 because of the Company's continuing focus on cost control.

The Company had new order bookings during the quarter of $12.0 million compared with new order bookings of $14.8 million in the fourth quarter of fiscal 2003 and $11.9 million for the quarter ended September 30, 2002. The Company's backlog was $17.9 million as of September 30, 2003 compared with $18.2 million as of June 30, 2003.

Alfred A. Pease, chairman, president and chief operating officer, commented, "We are pleased with the operating results for the first quarter, as well as the lower operating expenses compared with one year ago, which reflects the commitment by all of our employees to controlling our costs."

"We expect our second quarter revenues to be comparable to those of the first quarter, and we continue to expect strong sales overall for fiscal 2004, in the range of $46 million to $50 million. We also expect to be profitable for fiscal 2004, although not at the same level as fiscal 2003. As previously reported, the very strong sales and profits for the third and fourth quarters of fiscal 2003 were in part the result of a single unusually large tooling program by a single European customer that encompassed a number of plants around Europe. Programs of this magnitude are very rare. Though the Company does not expect a repeat of any single order of this magnitude in fiscal 2004, the overall number of tooling programs remains consistent with previous years, reflecting the commitment of automakers worldwide to produce fresh vehicle models."

"Our balance sheet continues to strengthen. Shareholders' equity was $46.8 million or, $5.55 per share, cash increased by $3.8 million to $14.9 million during the quarter, and we had no debt as of September 30, 2003."

Perceptron, Inc. will hold a conference call/webcast chaired by Alfred A. Pease, President & CEO today at 10:00 a.m. (EDT). Investors can access the call at http://www.firstcallevents.com/service/ajwz393020670gf12.html. If you are unable to participate during the live webcast, the call will be digitally rebroadcast for seven days, beginning at 12:00 p.m. today and running until 11:59 p.m. on Thursday, November 13, 2003. You can access the rebroadcast by dialing 800 428-6051 (domestic callers) or 973-709-2089 (international callers) and entering the passcode of 311416.

A replay of the call will also be available in the "Company-News" section of the Company's website at www.perceptron.com for approximately one year following the call.




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Safe Harbor Statement
Certain statements in this press release may be "forward-looking statements" within the meaning of the Securities Exchange Act of 1934, including the Company's expectation as to future revenue and order booking levels. The Company assumes no obligation for updating any such forward-looking statements to reflect actual results, changes in assumptions or changes in other factors affecting such forward-looking statements. Actual results could differ materially from those in the forward-looking statements due to a number of uncertainties in addition to those set forth in the press release, including, but not limited to, the dependence of the Company's revenue on a number of sizable orders from a small number of customers, the timing of orders and shipments which can cause the Company to experience significant fluctuations in its quarterly and annual revenue and operating results, timely receipt of required supplies and components which could result in delays in anticipated shipments, general product demand and market acceptance risks, the ability of the Company to successfully compete with alternative and similar technologies, the timing and continuation of the Automotive industry's retooling programs, including the risk that the Company's customers postpone new tooling programs as a result of economic conditions or otherwise, the ability of the Company to resolve technical issues inherent in the development of new products and technologies, the ability of the Company to identify and satisfy market needs, general product development and commercialization difficulties, the ability of the Company to attract and retain key personnel, especially technical personnel, the quality and cost of competitive products already in existence or developed in the future, the level of interest existing and potential new customers may have in new products and technologies generally, rapid or unexpected technological changes, the effect of economic conditions, particularly economic conditions in the domestic and worldwide Automotive industry, which has from time to time been subject to cyclical downturns due to the level of demand for, or supply of, the products produced by companies in this industry. The Company's expectations regarding future bookings and revenues are based upon customer projections and discussions with customers that are subject to change based upon a wide variety of factors, including economic conditions and system implementation delays. Certain of these new orders have been delayed in the past and could be delayed in the future. Because the Company's products are typically integrated into larger systems or lines, the timing of new orders is dependent on the timing of completion of the overall system or line. In addition, because the Company's products have shorter lead times than other components and are required later in the process, orders for the Company's products tend to be given later in the integration process.

















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                                PERCEPTRON, INC.
                            SELECTED FINANCIAL DATA
                    (In Thousands Except Per Share Amounts)




CONDENSED INCOME STATEMENTS                              THREE MONTHS ENDED
                                                            SEPTEMBER 30,
                                                         2003           2002
                                                       --------       --------
Net Sales                                              $ 12,268       $ 10,777
Cost of Sales                                             6,657          6,081
                                                       --------       --------
       Gross Profit                                       5,611          4,696
Selling, General and Administrative Expense               2,485          2,553
Engineering, Research and Development Expense             1,437          1,459
                                                       --------       --------
       Operating Income                                   1,689            684
Interest Income (Expense), net                               51            (52)
Foreign Currency and Other                                  (11)          (125)
                                                       --------       --------
Income Before Income Taxes                                1,729            507
Income Tax Expense                                          702            220
                                                       --------       --------
Net Income                                             $  1,027       $    287
                                                       ========       ========

Earning Per Share
       Basic                                           $   0.12       $   0.03
       Diluted                                         $   0.11       $   0.03

Weighted Average Common Shares Outstanding
       Basic                                              8,430          8,244
       Diluted                                            9,234          8,247



CONDENSED BALANCE SHEETS                             SEPTEMBER 30     JUNE 30,
                                                         2003           2003
                                                       --------       --------
Cash and Cash Equivalents                              $ 14,939       $ 11,101
Other Current Assets                                     28,726         33,773
Property and Equipment, net                               8,162          8,290
Other Non-Current Assets, net                             6,258          6,250
                                                       --------       --------
       Total Assets                                    $ 58,085       $ 59,414
                                                       ========       ========

Current Liabilities                                    $ 11,321       $ 14,469
Shareholders' Equity                                     46,764         44,945
                                                       --------       --------
       Total Liabilities and Shareholders' Equity      $ 58,085       $ 59,414
                                                       ========       ========




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